Exhibit 99.1

Contact:	Cathi Fox (Financial)	Meera Agarwal (Media)
	Redback Networks	Redback Networks
	(408) 750-8660	(408) 750-5096
	cfox@redback.com	meera@redback.com

Redback Announces Nasdaq National Market Delisting Notice; Plans Appeal

SAN JOSE, Calif.—(BUSINESS WIRE)—Jan. 21, 2003—Redback Networks Inc. (Nasdaq: RBAK—news), a leading provider of networking equipment, today announced that Nasdaq’s Listing Qualifications Department has determined Redback’s common stock is subject to delisting from the Nasdaq National Market because the Company has not met the minimum bid price requirement of $1.00 per share in accordance with Marketplace Rule 4450(a)(5). Redback has requested a hearing for an appeal of this Nasdaq decision. If the appeal is unsuccessful, the Company’s current plans would be to apply for transfer to the Nasdaq SmallCap Market, until it again meets the minimum bid pricing and other requirements of the Nasdaq National Market.

About Redback Networks Inc.

Redback Networks enables carriers and service providers to build profitable next-generation broadband networks. The company’s user-to-network product portfolio includes the SMS™ family of subscriber management systems, the SmartEdge™ router platforms, as well as a comprehensive set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a global customer base of more than 350 carriers and service providers, including major local exchange carriers (LEC), inter-exchange carriers (IXCs), PTTs and service providers. Recent and archived news releases, and other company information can be found on Redback’s web site at www.redback.com.

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REDBACK is a trademark registered at the U.S. Patent & Trademark Office and in other countries. SMS and SmartEdge are trademarks or service marks of Redback Networks Inc. All other products or services mentioned are the trademarks, service marks, registered trademarks or registered service marks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document, including statements regarding Nasdaq’s requirements for listing, are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks and uncertainties include the risk that Redback may not meet the minimum bid pricing and other listing requirements of Nasdaq necessary for the Nasdaq SmallCap Market and/or the Nasdaq National Market, financial hardships experienced by our customers in the telecommunications industry, continuing or increasing competition, the difficulty of successfully commercializing new products, the limited number or potential customers for our products, increasing reliance on the international market and other risks relating to Redback Networks’ business that are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission.